Exhibit 11

  CYTOCLONAL PHARMACEUTICS INC.


COMPUTATION OF NET (LOSS) PER COMMON SHARE (2)
           (unaudited)





                                                    Three Months              Six Months
                                                   Ended June 30,            Ended June 30,
                                                 1995         1996         1995          1996
                                              ---------    ----------  ------------   -----------
Net (loss)                                    ($667,000)    ($663,000)  ($1,432,000)  ($1,320,000)

Add cumulative preferred dividend               (79,000)      (80,000)     (159,000)     (160,000)
                                              ---------    ----------  ------------   -----------

NET (LOSS) USED FOR COMPUTATION               ($746,000)    ($743,000)  ($1,591,000)  ($1,480,000)
                                              =========    ==========  ============   ===========
Weighted average number of
     common shares outstanding                5,220,000     7,636,785     5,220,000     7,603,193
                                              ---------    ----------  ------------   -----------
Shares issuable upon exercise of stock
     options and warrants, net of shares
     assumed to be repurchased (1)              147,415             0       147,415             0
                                              ---------    ----------  ------------   -----------

Shares used for computation                   5,367,415     7,636,785     5,367,415     7,603,193
                                              =========    ==========  ============   ===========
Net (loss) per common share                      ($0.14)       ($0.10)       ($0.30)       ($0.19)
                                              =========    ==========  ============   ===========



Notes and Assumptions:

   (1) The Company issued common stock and common stock equivalents for consideration below the initial public offering price of $5.00. Consequently, in accordance with Staff Accounting Bulletin 83 (during the periods covered by statements of operation included in the registration statement) the following methodology was used in determining weighted average shares outstanding:

              Stock issued in a one year period immediately prior to the offering was treated as outstanding for the entire period and repurchase of shares using the treasury stock method at an offering price of $5.00.

   (2) Adjusted to reflect retroactively, a 1 for 2.5 reverse stock split effected on August 2, 1995.